Exhibit 3.1 Articles of Incorporation


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                            COTTAGE INVESTMENTS, INC
                             AS OF DECEMBER 31, 2000

The undersigned proposes to form a corporation under the laws of the State of Nevada, relating to private corporations, and to that end hereby adopts articles of incorporation as follows:

ARTICLE ONE
                                      NAME

The name of the corporation is Cottage Investments, Inc.

ARTICLE TWO
                                    LOCATION

The registered office of this corporation is at 318 North Carson Street, Suite 214, City of Carson City, State of Nevada, 89710. The resident agent is State Agent and Transfer Syndicate, Inc. XXX

ARTICLE THREE
                                    PURPOSES

The corporation is authorized to carry on any lawful business or enterprise.

ARTICLE FOUR
                                  CAPITAL STOCK

The amount of the total authorized capital stock of the Corporation is 700,000,000XXX of Common Stock, each share with a par value of $.00001.

ARTICLE FIVE
                                    DIRECTORS

The initial governing board of this corporation shall be styled directors and shall have one member. The name of a address of the member of the first board of directors is "

                                    Scott Balmer
                                    13864 SW 90th Avenue, "Unit LL108
                                    Miami FL 33176

ARTICLE SIX
                         ELIMINATING PERSONAL LIABILITY

Officers and directors shall have no personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of NRS 78.300.

ARTICLE SEVEN
                                  INCORPORATORS

The name and address of the incorporator is: State Agent and Transfer Syndicate, Inc., 318 North Carson Street, Suite 214, City of Carson City, State of Nevada, 89710.

ARTICLE EIGHT
                               PERIOD OF EXISTENCE

The period of existence of this corporation shall be perpetual.

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ARTICLE NINE
                     AMENDMENT OF ARTICLES OF INCORPORATION

The articles of incorporation of the corporation may be amended from time to time by a majority vote of all shareholders voting by written ballot in person or by proxy held at any general or special meeting of the shareholders upon lawful notice.

ARTICLE TEN
                                VOTING OF SHARES

In any election participated in by the shareholders, each shareholder shall have one vote for each share of stock he owns, either in person or by proxy as provided by law. Cumulative voting shall not prevail in any election by the shareholders of the corporation,


IN WITNESS WHEREOF the undersigned, State Agent and Transfer Syndicate, Inc., for the purpose of forming a corporation under the laws of the State of Nevada, does make, file and record these articles, and certifies that the facts herein stated are true; and I have accordingly hereunto set my hand this day, July 22, 1999.

INCORPORATOR:
\s\ Liana Comeaux for
State Agent and Transfer Syndicate, Inc.